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Rule 424 (b) (3)              Pricing Supplement:  Number 19 Oct 3, 2001
File No. 33-53327             (To Prospectus dated May 25, 1994, and
                              Prospectus Supplement dated June 15, 1995)


                     E. I. DU PONT DE NEMOURS AND COMPANY
                          MEDIUM-TERM NOTES, SERIES G
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CUSIP:  26353LHZ7                  Original Issue Date:  10/9/2001

Form:  Book-Entry                  Maturity Date:  10/9/2041

Principal Amount:  $20,000,000     Interest Rate Formula:  3-Month USD
                                    LIBOR per Telerate Page 3750 Minus
Issue Price:  100.00%               0.30%

                                   Initial Interest Rate:  2.50%

Interest Reset and Payment Dates:

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Interest reset and payments are quarterly on the 9th of January, April, July, and October of each year beginning on January 9, 2002, and as per the conditions further provided in the Prospectus Supplement dated June 15, 1995. Interest Reset Determination Date is two New York Business Days prior to reset.

Redemption at DuPont's Option:
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The Notes may be redeemed prior to the Maturity Date, at any time, at the option of the Company, in whole or in part, on at least 30 days notice, in amounts of $1,000 or any multiple of $1,000 at the following redemption prices, if redeemed during the 12-month period beginning on October 9 of any of the following years:

Call Date                                          Price

2031...........................................    105.00%
2032...........................................    104.50%
2033...........................................    104.00%
2034...........................................    103.50%
2035...........................................    103.00%
2036...........................................    102.50%
2037...........................................    102.00%
2038...........................................    101.50%
2039...........................................    101.00%
2040...........................................    100.50%
2041...........................................    100.00%
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Repayment at the Option of the Holder:
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The holder of the Notes may elect to cause DuPont to repurchase the Notes, in whole or in part, under the conditions provided in the Prospectus Supplement dated June 15, 1995, on June 21 of each of the years set forth below, at the amounts set forth below (expressed as percentages of the principal amount of the Notes) corresponding to the years set forth below, together with any accrued interest to the Repurchase Date:

          Repurchase Date       Repurchase Price
             10/09/2011              99.00%
             10/09/2014              99.25%
             10/09/2017              99.50%
             10/09/2020              99.75%
             10/09/2023             100.00%

Putable at Par every three years thereafter until maturity.

Discount Note:  No                 Agent's Commission:  1.00%
Agent:  Saloman Smith Barney       Calculation Agent: Chase Manhattan Bank
                                                      Global Trust Services